Exhibit 99.1

Horizon Bank Reports First Quarter Consolidated Earnings

          BRADENTON, Fla., April 17 /PRNewswire-FirstCall/ -- Horizon Bancorporation, Inc. (OTC Bulletin Board: HZNB) (the “Company”), the holding company of Horizon Bank, today reported that first quarter consolidated earnings had increased to $402 Thousand, or $0.21 per fully diluted share.  Comparable earnings for the 2005 first quarter were $312 Thousand, or $0.19 per share.

          The Bank finished the quarter with $129 Million in loans and $135 Million in deposits.  This represents growth rates of 18% and 13% respectively over the past 12 months.  The Bank also opened a new full service branch in Palmetto, Florida at the end of 2005 that has grown to over $8 Million in deposits.  The Bank finished the quarter with $156 Million in assets, as compared to $131 Million at the end of first quarter of 2005.

          Horizon Bank now operates three full service branch locations in Manatee County, Florida and has an ATM located in the Red Barn Flea Market (Bradenton, FL).

          Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

SOURCE  Horizon Bancorporation, Inc.
          -0-                                                            04/17/2006
          /CONTACT:  Charles F. Conoley, President, Horizon Bancorporation, Inc.,
+1-941-753-2265/
          /Web site:  http://www.horizonbankfl.com /
          (HZNB)